UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 25, 2006

FelCor Lodging Trust Incorporated
(Exact name of registrant as specified in its charter)

Maryland	001-14236	75-2541756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Frwy., Suite 1300 Irving, Texas		75062
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(972) 444-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Amendments to IHG Management Agreements

On January 25, 2006, FelCor Lodging Trust Incorporated (the “Company”) and InterContinental Hotels Group (“IHG”) entered into amendments of certain management agreements affecting all hotels wholly-owned by the Company and managed by IHG.

At January 25, 2006, the Company had 47 wholly-owned hotels that were under management agreements with IHG, which also contained the right and license to operate the hotels. There are no separate franchise agreements required to operate the hotels. Under the management agreements entered into with IHG in July 2001, the Company was obligated upon the sale of any IHG-managed hotel to (i) reinvest the net proceeds from the sale in other IHG-managed hotels, or (ii) pay substantial liquidated damages to IHG. IHG also owns 10,032,428 shares of common stock of the Company, which represents approximately 17% of the Company’s outstanding common stock.

Under the terms of the amendments, any reinvestment obligations and liquidated damages for IHG-managed hotels that were previously sold were eliminated.  In addition, the amendments allow the Company to sell an additional 29 IHG-managed hotels and to convert one Crowne Plaza® hotel to another brand without incurring any reinvestment obligations or liquidated damages.  The Company will retain 17 IHG-managed hotels. For these retained hotels, the expiration dates of the management agreements were extended from 2018 to 2025, and the incentive fee provisions have been changed, which may result in payment of incentive fees for hotels which would not have earned such fees under the former arrangement.  The management agreement for each of these 17 hotels also has a new performance-termination provision which allows the Company to terminate the management agreement without penalty if its economic performance falls below a threshold.  In addition, the Company has committed to spend approximately $50 million in renovation capital with regard to 11 of these hotels. These changes to the management agreements take effect as of January 1, 2006.

HPT Purchase and Sale Agreement

Also on January 25, 2006, in connection with the agreement with IHG, the Company and several of its subsidiaries entered into a Purchase and Sale Agreement with Hospitality Properties Trust (“HPT”), effective as of January 20, 2006, pursuant to which the Company sold seven IHG-managed hotels to HPT (the “HPT Sale”) for an aggregate sales price of $160 million. The seven hotels sold were: Atlanta Airport - Crowne Plaza; Atlanta Powers Ferry - Crowne Plaza; Dallas Park Central - Crowne Plaza Suites; Dallas Park Central - Staybridge Suites® Houston I-10 West Holiday Inn Select® Irvine California Crowne Plaza; and Milpitas - San Jose North Crowne Plaza. These seven hotels were among the 29 IHG-managed hotels that were permitted to be sold under the agreement with IHG. The proceeds from the sale of the hotels were used to fund in part the repayment of the Term Credit Agreement (See Item 1.02).

Effectiveness of Revolving Credit Agreement

On January 27, 2005, the Company satisfied the conditions to the effectiveness of that certain Revolving Credit Agreement dated as of December 9, 2005, among the Company and FLLP, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders named therein (as amended, the “Revolving Credit Agreement”). In connection with this effectiveness, certain subsidiaries of the Company (the “Subsidiary Guarantors”) executed and delivered Subsidiary Guaranties (the “Subsidiary Guaranties”) guaranteeing the obligations of the Company under the Revolving Credit Agreement. In connection with the Subsidiary Guaranties, the Company, FLLP and the Subsidiary Guarantors also have entered into the supplements, each dated as of January 27, 2006, to its senior unsecured notes indentures to provide subsidiary guaranties of the senior unsecured notes on a pari passu basis with the guaranties provided under the Revolving Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

The Company previously entered into a Term Credit Agreement, dated as of October 18, 2005, by and among Citicorp North America, Inc., as the initial lender, administrative agent and collateral agent (the “Lender”), FelCor TRS Borrower 1, L.P., as the initial borrower and certain other borrowers acceding thereto (the “Borrowers”), and FelCor TRS Guarantor, L.P. and FelCor Lodging Limited Partnership (“FLLP”), as guarantors (as amended, the “Term Credit Agreement”), as set forth in the Company’s Form 8-K dated October 27, 2005. On January 27, 2005, the $225 million outstanding principal balance under the Term Credit Agreement was repaid in full, thus terminating the Term Credit Agreement. The source of the repayment consisted of proceeds from the HPT Sale (See Item 1.01 above), an initial draw under the Revolving Credit Agreement and cash on hand.

Section 2 – Financial Information

Item 2.06 Material Impairments.

Under the management agreements entered into with IHG in July 2001, the Company was obligated upon the sale of any IHG-managed hotel to (i) reinvest the net proceeds from the sale in other IHG-managed hotels, or (ii) pay substantial liquidated damages to IHG. This potential exposure to liquidated damages made it impractical for the Company to sell IHG-managed hotels unless the Company was willing to reinvest in other IHG managed hotels. On January 25, 2006, amendments to the IHG management agreements were executed (see Item 1.01 above). These amendments provide that any reinvestment obligations and liquidated damages for the Company’s IHG-managed hotels that were previously sold are eliminated and allow the Company to sell an additional 29 IHG-managed hotels without incurring reinvestment obligations or liquidated damages.

Primarily as a result of these amendments to the IHG management agreements, the Company has designated 34 hotels as non-strategic and announced its intention to sell these hotels, making it more likely than not that these hotels will be sold within less than their previously estimated holding periods. The hotels to be sold include seven hotels previously identified as non-strategic, including five IHG-managed hotels, 24 additional IHG-managed hotels, including the seven hotels sold to HPT, and three additional hotels not managed by IHG. The Company expects that the shortening of the estimated holding periods for these additional non-strategic hotels will result in an impairment charge of approximately $260 million, of which the Company estimates an immaterial amount will result from future cash expenditures, and expects to record this impairment charge in the fourth quarter of 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELCOR LODGING TRUST INCORPORATED

Date: January 31, 2006	By:	/s/ Lester C. Johnson
		Name:	Lester C. Johnson
		Title:	Senior Vice President and Controller